Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP SHAREHOLDERS APPROVE
PROPOSAL
FLINT, MICHIGAN, September 16, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that its shareholders voted to approve the proposal to amend the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 1.05 billion shares. Approximately 65.4 million shares, or 51.8% of the outstanding shares entitled to vote, voted in favor of the proposal.
“I would like to thank our shareholders for their continued support. Approval of the Common Stock Proposal is the first step toward successfully completing our current exchange offers, and further strengthening our balance sheet to withstand current and future economic challenges,” commented Cathleen H. Nash, president and chief executive officer.
Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) in connection with its offers to issue its common shares in exchange for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”) and its outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”) (the “Exchange Offers”). Before you invest, you should read the prospectus in the registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus and letters of transmittal may be obtained upon request by contacting D.F. King & Co., Inc., the information and exchange agent at (800) 714-3312 or, for banks and brokers, at (212) 269-5550 (collect).
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, any securities. The solicitation of offers to exchange the Subordinated Notes and the Trust Preferred Securities for common shares will only be made pursuant to Citizens’ prospectus dated September 10, 2009, and related documents that Citizens has filed or will file with the SEC.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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